Exhibit 10.1

ZENDESK, INC.

CHANGE IN CONTROL ACCELERATION PLAN

Zendesk, Inc. (the “Company”) sets forth herein the terms of its Change in Control Acceleration Plan (the “Plan”) as follows as of May 12, 2015 (the “Effective Date”):

SECTION 1. PURPOSE

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to encourage the continued dedication to the Company of certain of the Company’s and its Subsidiaries’ officers and employees in the face of potentially distracting circumstances arising from the possibility or occurrence of a change in control of the Company, and the Board has established the Plan for this purpose. The purpose of the Plan is to provide acceleration benefits in the event certain employees incur a Qualified Termination during the Change in Control Period. The adoption of this Plan in no event guarantees any employee acceleration benefits in the event she/he is terminated by the Company or the Employer prior to a Change in Control.

SECTION 2. DEFINITIONS

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” with respect to an Eligible Employee means a termination of employment based on a finding by the Employer, acting in good faith based upon the information then known to the Employer, of one of the following:

(i) Eligible Employee’s gross neglect of, or willful failure or refusal to timely perform, not caused by Eligible Employee’s physical or mental disability and not solely based on Eligible Employee’s failure to accomplish any particular budgeted goal, the material duties of Eligible Employee’s employment following written notice and a reasonable opportunity (not to exceed 30 days) to cure, if such neglect, failure or refusal is capable of being cured;

(ii) Eligible Employee’s material breach of the terms of any offer letter or employment agreement between the Eligible Employee and his or her Employer, or any other agreement (including the confidentiality agreement and/or proprietary information agreement entered into in connection with Eligible Employee’s employment) by and between the Eligible Employee and the Employer which causes demonstrable injury to the Employer provided that Eligible Employee has received written notice of the breach and a reasonable opportunity (not to exceed 30 days) to cure, if such breach is capable of being cured; or

(iii) Eligible Employee’s commission of, or plea of guilty or nolo contender to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony.

A termination for Cause shall be deemed to occur on the date on which the Employer first delivers written notice to the Eligible Employee of a finding of termination for Cause.

(c) “Change in Control” means a Sale Event as defined in the Option Plan.

(d) “Change in Control Period” means the period commencing upon the consummation of a Change in Control and ending 12 months after such Change in Control.

(e) “Code” means Internal Revenue Code of 1986, as amended.

(f) “Company” means Zendesk, Inc., a Delaware corporation, or, from and after a Change in Control, the successor to the Company in such Change in Control.

(g) “Compensation Committee” means the Compensation Committee of the Board.

(h) “Date of Termination” means, with respect to an Eligible Employee, the effective date of termination of the Eligible Employee’s employment with the Employer.

(i) “Eligible Employee” means an employee of the Employer with a title of Vice President or higher that enters into an effective Participation Agreement with the Company as attached hereto as Exhibit A.

(j) “Employer” means Zendesk, Inc. or another subsidiary that employs one or more Eligible Employees, or, from and after the Change in Control, any other subsidiaries of the successor to the Company that employ the Eligible Employees.

(k) “Good Reason” means the Eligible Employee’s resignation from employment at the Employer within 30 days after a cure period of 30 days following Eligible Employee’s written notice to the Employer (or any successor) of any of the following circumstances: (i) Eligible Employee’s duties, authority and responsibility are materially reduced; (ii) Eligible Employee’s annual salary and target bonus are materially reduced or diminished other than in connection with a reduction in salary and bonus of all similarly situated executives that is equivalent on a percentage basis; (iii) the failure by the Employer to cause any successor-in- interest to expressly assume and agree to perform the obligations of the Employer under this Plan; or (iv) the principal location at which Eligible Employee is expected to work is relocated to a location that is more than 35 miles from the then current principal location at which Eligible Employee is working without the Eligible Employee’s consent.

(l) “Option Plan” means the Company’s 2014 Stock Option and Incentive Plan.

(m) “Participation Agreement” means such agreement as attached hereto as Exhibit A between the Eligible Employee and the Company that provides that the Eligible Employee has agreed to the terms of the Plan.

(n) “Qualified Termination” means (i) any termination of employment of an Eligible Employee by the Employer (other than for Cause or because of the Eligible Employee’s death or Total Disability) during a Change in Control Period, or (ii) any termination of employment by an Eligible Employee for Good Reason during a Change in Control Period. The mere occurrence of a Change in Control shall not be treated as a termination of an Eligible

Employee’s employment for purposes of this Plan, nor shall the mere transfer of an Eligible Employee’s employment to and between the Employer and/or any of its Subsidiaries be treated as a termination of employment for purposes of this Plan.

(o) “Subsidiary” means any direct or indirect subsidiary of the Company or, from and after the Change in Control, any other subsidiaries of the successor to the Company.

(p) “Total Disability” means a “permanent and total disability” within the meaning of Section 22(a)(3) of the Code and such other disabilities, infirmities, afflictions or conditions as the Administrator by rule may include.

SECTION 3. TERM

This Plan shall be effective from the Effective Date through the end of the Change in Control Period; provided, however, that this initial term of the Plan shall be automatically extended, if necessary, so that this Plan remains in full force and effect until all benefits required to be made hereunder have been made. References herein to the term of this Plan shall include the initial term and any additional period for which this Plan is extended or renewed.

SECTION 4. ACCELERATION BENEFITS FOLLOWING A CHANGE IN CONTROL

(a) If an Eligible Employee suffers a Qualified Termination, the Eligible Employee shall be entitled to full (100%) vesting and/or exercisability of all then outstanding stock options, restricted stock, restricted stock units and any other outstanding equity awards held by the Eligible Employee that are subject to time-based vesting, effective as of the Date of Termination. Accelerated vesting of any such equity awards that are subject to performance-based vesting shall be subject to the terms and conditions of the plan governing such equity awards, as in effect at the time such equity awards were granted, or an award agreement governing such equity award.

(b) Cause; Other Than for Good Reason. If an Eligible Employee’s employment is terminated for Cause, the Eligible Employee voluntarily terminates employment without Good Reason, the Eligible Employee’s employment terminates by reason of death or Total Disability, or the Eligible Employee’s employment terminates for any reason outside of the Change in Control Period, the Eligible Employee shall not be entitled to any acceleration benefits under this Plan

(c) Replacement of Other Rights. Once an Eligible Employee signs an effective Participation Agreement, any rights to acceleration of vesting or exercisability previously granted to such Eligible Employee shall be extinguished and replaced by the rights under this Plan.

SECTION 5. REDUCTION OF CERTAIN BENEFITS

(a) Reduction in Benefits. Anything in this Plan to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Company or the Employer in the nature of compensation to or for the Eligible Employee’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”), would subject the Eligible

Employee to the excise tax under Section 4999 of the Code, the accounting firm which audited the Company prior to the corporate transaction which results in the application of such excise tax, or another nationally known accounting or employee benefits consulting firm selected by the Company prior to such corporate transaction (the “Accounting Firm”), shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Eligible Employee would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Eligible Employee’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Eligible Employee shall receive all Payments to which Eligible Employee is entitled to receive.

(b) Order of Reduction. If the Accounting Firm determines that Payments should be reduced to the Reduced Amount, the Company shall promptly give the Eligible Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5 shall be made as soon as reasonably practicable and in no event later than 60 days following the date of termination of employment or such earlier date as requested by the Company and the Eligible Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding on the Company, its Subsidiaries and the Eligible Employee. For purposes of reducing the Payments to the Reduced Amount, the Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Payments that are to be paid or become vested the furthest in time from consummation of the Change in Control: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(c) Reduced Amount and After-Tax Receipt. For purposes hereof, the following terms have the meanings set forth below: (i) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 12 and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Eligible Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Eligible Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Eligible Employee certifies, in the Eligible Employee’s sole discretion, as likely to apply to her/him in the relevant tax year(s).

SECTION 6. WITHHOLDING

Notwithstanding anything in this Plan to the contrary, to the extent that any acceleration hereunder results in a tax withholding obligation by an Employer, an Eligible Employee or her/his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Employer reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Employer may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Employer is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

SECTION 7. NO DUTY TO MITIGATE

An Eligible Employee’s benefits received hereunder shall be considered severance pay in consideration of past service, and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment.

SECTION 8. AMENDMENT, SUSPENSION OR TERMINATION

Prior to a Change in Control, this Plan may be amended at any time by the Compensation Committee; provided, however, that, no amendment that negatively impacts the benefits of an Eligible Employee that is a participant in the Plan as of the time of such amendment shall be effective against such Eligible Employee without the consent of such Eligible Employee.

SECTION 9. ADMINISTRATION

The Plan shall be administered by either the Compensation Committee or the person(s) appointed by the Compensation Committee from time to time to administer the Plan (in either case, the “Administrator”). The Administrator shall have the power and authority to interpret the terms and provisions of the Plan, to make all determinations it deems advisable for the administration of the Plan, to decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan. All decisions and interpretations of the Administrator shall be binding on all persons.

SECTION 10. GOVERNING LAW

This Plan shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of California, excluding the choice of law rules thereof.

SECTION 11. SEVERABILITY

If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

SECTION 12. DISCLAIMER OF RIGHTS

No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Employer, or to interfere in any way with any contractual or other right or authority of the Employer either to increase or decrease the compensation or other benefits to any individual at any time, to terminate any employment or other relationship between any individual and the Employer. The obligation of the Employer to provide any benefits pursuant to this Plan shall be interpreted as a contractual obligation to provide only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Employer to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

SECTION 13. CAPTIONS

The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.

SECTION 14. NUMBER AND GENDER

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

SECTION 15. SECTION 409A

(a) Anything in this Plan to the contrary notwithstanding, if at the time of the Eligible Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Eligible Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Eligible Employee becomes entitled to under this Plan on account of the Eligible Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Eligible Employee’s separation from service, or (B) the Eligible Employee’s death.

(b) The parties intend that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Eligible Employee’s termination of employment, then such payments or benefits shall be payable only upon the Eligible Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Eligible Employee or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

* * * * *

This Plan was duly adopted and approved by the Compensation Committee of the Board of Directors on the 12th day of May, 2015.

/s/ John Geschke
John Geschke, Secretary of the Meeting

Exhibit A

PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) with respect to participation in the Zendesk, Inc. Change of Control Acceleration Plan (the “Plan”) is made as of                  , 20         by and between Zendesk, Inc., a Delaware corporation (the “Company”), and                     (“Participant”). Capitalized terms not otherwise defined herein will have the meanings given to them in the Plan.

WHEREAS, the Company has adopted and sponsors the Plan;

WHEREAS, it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change of Control; and

WHEREAS, the Company recognizes that such consideration can cause employees to consider alternative employment and service opportunities.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows.

1. Grant of Participation. Participant is hereby granted the status of an Eligible Employee under the Plan, subject to the terms and conditions of the Plan. Participant hereby agrees to the terms and conditions of the Plan and acknowledges that the benefits provided pursuant to the Plan shall supersede and replace in their entirety any rights to acceleration of vesting and/or exercisability applicable to equity awards previously granted to the Participant by the Company and that the Plan shall further govern any rights to acceleration of vesting and/or exercisability applicable to equity awards that may be granted (if any) to Participant in the future.

2. Additional Provisions.

(a) Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

(b) Integration; No Oral Modification. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral. This Agreement may be amended pursuant to Section 8 of the Plan (which may include amendment without the consent of the Eligible Employee).

(c) Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party will constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies will constitute enforceable original documents.

(d) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(e) Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(f) Entire Agreement. This agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes and replaces in their entirety any prior agreements, discussions or arrangements concerning such subject matter.

(g) Arbitration. Eligible Employee and the Company agree that any dispute arising out of or relating to this Plan or this Agreement will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under its then-existing rules and procedures. Eligible Employee acknowledges that by agreeing to this arbitration procedure, both the Eligible Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge. In addition to and notwithstanding those rules, Eligible Employee and the Company agree that the arbitrator will: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (2) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company will pay all of the JAMS arbitration fees in excess of those administrative fees Eligible Employee would be required to pay if the dispute were decided in a court of law. The venue for such arbitration will be in San Francisco County, California.

To accept this Agreement, please sign and date this Agreement and return it to the Company on or before                                         .

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

ZENDESK, INC.		PARTICIPANT

By:
	Name:	Name:
Title: